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                                                              EXHIBIT 99.8

                                   EXHIBIT E-II
                       CUSTODY FEES AND TRANSACTION CHARGES

     All fees and charges set forth in this Exhibit E shall be calculated and paid in the manner provided in Article XII above. The Barr Rosenberg Double Alpha Market Fund shall pay Custodian the following fees for assets maintained by such Portfolio in the Custody Account and charges for transactions by such Portfolio, all such fees and charges to be payable monthly:

     (1) an annual fee consisting of the total of 0.02% (2 basis points) per annum of the value of the first $50 million of assets in the Custody Account of such Portfolio, 0.01% (1 basis points) per annum of the next $150 million of such assets and 0.005% (1/2 basis point) per annum of the amount of such assets in excess of $200 million;

     (2) a transaction charge for each repurchase transaction in the Custody Account of such Portfolio which represents a cash sweep investment for such Portfolio's account, computed at a rate of 0.10% (ten basis points) per annum on the amount of the purchase price paid by such Portfolio in such repurchase transaction;

     (3) A charge of $10 for each "free" transfer of funds from the Custody Account of such Portfolio; and

     (4) a service charge for each holding of securities or other assets of such Portfolio that are sold by way of private placement or in such other manner as to require services by Custodian which in its reasonable judgment are materially in excess of those ordinarily required for the holding of publicly traded securities in the United States.

BARR ROSENBERG SERIES TRUST, ON                   CUSTODIAL TRUST COMPANY
BEHALF OF ITS BARR ROSENBERG DOUBLE
ALPHA MARKET FUND


/s/ Edward H. Lyman                               /s/ Ronald D. Watson
__________________________________               _____________________________
By:     Edward H. Lyman                          By:     Ronald D. Watson
Title:  Vice President                           Title:  President
Date:   20 April 1998                            Date:   5/5/98